Exhibit 99.1
Wynn Resorts, Limited Reports First Quarter 2015 Results

LAS VEGAS, April 28, 2015 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the first quarter ended March 31, 2015.

Net revenues for the first quarter of 2015 were $1,092.2 million, compared to $1,513.6 million in the first quarter of 2014. The decline was the result of a 37.7% net revenue decrease from our Macau Operations, partially offset by a 1.6% increase in net revenues from our Las Vegas Operations. Adjusted property EBITDA (1) was $323.0 million for the first quarter of 2015, a 34.7% decrease from $494.6 million in the first quarter of 2014.

On a US GAAP basis, net loss attributable to Wynn Resorts, Limited for the first quarter of 2015 was $44.6 million, or $0.44 per diluted share, compared to net income attributable to Wynn Resorts, Limited of $226.9 million, or $2.22 per diluted share, in the first quarter of 2014.

Adjusted net income attributable to Wynn Resorts, Limited (2) in the first quarter of 2015 was $70.5 million, or $0.70 per diluted share (adjusted EPS), compared to an adjusted net income attributable to Wynn Resorts, Limited of $236.7 million, or $2.32 per diluted share, in the first quarter of 2014.

Wynn Resorts also announced today that the Company has approved a cash dividend of $0.50 per common share, a reduction from its previous quarterly dividend. This dividend will be payable on May 21, 2015, to stockholders of record on May 11, 2015.

Macau Operations

In the first quarter of 2015, net revenues were $705.4 million, a 37.7% decrease from the $1,132.7 million generated in the first quarter of 2014. Adjusted property EBITDA in the first quarter of 2015 was $212.3 million, down 44.7% from $384.3 million in the first quarter of 2014 due primarily to weakness in the VIP segment.

Table games turnover in the VIP segment was $17.1 billion for the first quarter of 2015, a 52.4% decrease from $36.0 billion in the first quarter of 2014. VIP table games win as a percentage of turnover (calculated before commissions) for the quarter was 2.80%, within the expected range of 2.7% to 3.0% and flat compared with the 2.79% experienced in the first quarter of 2014. The average number of VIP tables decreased to 252 units in the first quarter of 2015 from 279 units in the prior year's first quarter due in large part to a renovation on a portion of the casino floor. This renovation was completed in February 2015.

Table games win in the mass market segment decreased by 7.0% to $279.6 million in the first quarter of 2015. Mass market table games win per unit per day decreased by 7.5% to $14,517 from $15,695 in the first quarter of 2014. Drop in the mass market segment was $591.9 million in the first quarter of 2015, down 14.5% from the 2014 first quarter, while the segment’s win percentage of 47.2% was an increase from 43.4% in last year’s first quarter. Customers purchase mass market gaming chips at either the gaming tables or the casino cage. Chips purchased at the casino cage are excluded from table games drop and will increase the expected win percentage. Because of the large number of chip purchases occurring at the casino cage, we believe the relevant indicator of volumes in the mass market segment should be actual table games win rather than win percentage.

Slot machine handle for the first quarter of 2015 declined 25.7% from the 2014 period to $1,039.6 million, and slot win decreased by 31.2%. Slot machine win per unit per day decreased 10.8% to $818 in the first quarter of 2015, compared to $917 in the first quarter of 2014, due to lower slot win and a reduction in the number of units on the casino floor.

For the first quarter of 2015, we achieved an average daily rate (ADR) of $331, 2.1% below the $338 reported in the 2014 first quarter. Occupancy at Wynn Macau of 97.5% compares to 98.1% in the prior-year period, and revenue per available room (REVPAR) decreased 2.4% to $323 in the 2015 quarter from $331 in last year’s first quarter. Non-casino revenues, before promotional allowances, decreased 21.8% during the quarter to $88.4 million.

Las Vegas Operations

For the quarter ended March 31, 2015, net revenues were $386.9 million, a 1.6% increase from $380.9 million in the first quarter of 2014. Adjusted property EBITDA was $110.7 million, up slightly compared to the prior year.

Net casino revenues in the first quarter of 2015 were $161.8 million, a 4.2% increase from the first quarter of 2014. Table games drop of $573.6 million was down 11.4% from $647.4 million in the 2014 quarter. Table games win percentage was 23.7%, within the property’s expected range of 21% to 24% and above the 20.7% reported in the 2014 quarter. Slot machine handle of $762.2 million was 2.5% above the $743.8 million in the comparable period of 2014, and net slot win was up 6.4%.

Room revenues were down 3.3% to $99.6 million during the quarter, versus $103.1 million in the first quarter of 2014. Occupancy decreased to 83.0% from 87.8% in the first quarter of 2014 and ADR increased 2.9% to $283 from $275. REVPAR was $235 in the 2015 first quarter, 2.5% below the $241 reported in the prior-year quarter.

Food and beverage revenues in the first quarter of 2015 were $114.5 million, flat compared to the 2014 first quarter. Entertainment, retail and other revenues improved 3.4% from last year’s quarter to $55.9 million.

Wynn Palace Project in Macau

The Company is currently constructing Wynn Palace, a fully integrated resort containing a 1,700-room hotel, performance lake, meeting space, casino, spa, retail offerings, and food and beverage outlets in the Cotai area of Macau. In July 2013, we signed a $2.6 billion guaranteed maximum price (GMP) contract for the project’s construction costs. The total project budget, including construction costs, capitalized interest, pre-opening expenses, land costs and financing fees, is approximately $4.1 billion. We expect to open our resort on Cotai in the first half of 2016.

During the first quarter of 2015, we invested approximately $374.3 million in our Cotai project, taking the total investment to date to $2.2 billion.

Wynn Project in Massachusetts

In November 2014, we were awarded a gaming license to develop and construct an integrated resort in Everett, Massachusetts, outside of Boston. On January 2, 2015, we purchased 33 acres of land in Everett, along the Mystic River. On this land, we intend to develop and construct an integrated resort containing a hotel, restaurants, casino, spa, premium retail offerings, meeting and convention space and a waterfront boardwalk.

Balance Sheet and Other

Our total cash and investment securities balance at March 31, 2015 was $2.1 billion. Total debt outstanding at the end of the quarter was $8.0 billion, including $3.4 billion of Wynn Las Vegas debt, $2.7 billion of Wynn Macau debt and $1.9 billion at the parent company.

Conference Call Information

The Company will hold a conference call to discuss its results on April 28, 2015 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on existing management, results of regulatory or enforcement actions and probity investigations, pending or future legal proceedings, uncertainties over the development and success of new gaming and resort properties, adverse tourism trends, general global macroeconomic conditions, changes in gaming laws or regulations, volatility and weakness in world-wide credit and financial markets, and our substantial indebtedness and leverage. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, intercompany golf course and water rights leases, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) "Adjusted net income attributable to Wynn Resorts, Limited" is net income (loss) before pre-opening costs, property charges and other, and certain other non-operating income and expenses, net of taxes in respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share (“adjusted EPS”) are presented as supplemental disclosures because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income (loss) attributable to Wynn Resorts, Limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Operating revenues:
Casino	$826,099	$1,226,133
Rooms	132,055	136,476
Food and beverage	136,013	141,837
Entertainment, retail and other	90,376	106,860
Gross revenues	1,184,543	1,611,306
Less: promotional allowances	(92,305)	(97,693)
Net revenues	1,092,238	1,513,613
Operating costs and expenses:
Casino	524,053	783,734
Rooms	36,686	35,345
Food and beverage	76,406	74,953
Entertainment, retail and other	40,294	44,535
General and administrative	122,200	111,277
Provision (benefit) for doubtful accounts	6,079	(2,728)
Pre-opening costs	16,091	3,073
Depreciation and amortization	82,866	76,659
Property charges and other	2,504	9,934
Total operating costs and expenses	907,179	1,136,782
Operating income	185,059	376,831
Other income (expense):
Interest income	1,692	4,753
Interest expense, net of amounts capitalized	(77,983)	(75,256)
(Decrease) increase in swap fair value	(4,609)	842
Loss on extinguishment of debt	(116,194)	(1,529)
Equity in income from unconsolidated affiliates	197	308
Other	1,133	(297)
Other income (expense), net	(195,764)	(71,179)
Income (loss) before income taxes	(10,705)	305,652
Provision for income taxes	(3,197)	(2,609)
Net income (loss)	(13,902)	303,043
Less: net income attributable to noncontrolling interest	(30,699)	(76,147)
Net income (loss) attributable to Wynn Resorts, Limited	$(44,601)	$226,896
Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$(0.44)	$2.25
Diluted	$(0.44)	$2.22
Weighted average common shares outstanding:
Basic	101,135	100,822
Diluted	101,135	102,009
Dividends declared per common share:	$1.50	$1.25

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Net income (loss) attributable to Wynn Resorts, Limited	$(44,601)	$226,896
Pre-opening costs, net	13,448	2,222
Loss on extinguishment of debt, net	95,860	1,529
Decrease (increase) in swap fair value, net	3,327	(1,076)
Property charges and other, net	2,440	7,113
Adjusted net income attributable to Wynn Resorts, Limited (2)	$70,474	$236,684
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$0.70	$2.32

Weighted average common shares outstanding - diluted	101,135	102,009

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA AND ADJUSTED PROPERTY EBITDA TO NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands)
(unaudited)

	Three Months Ended March 31, 2015
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$130,946	$47,600	$6,513	$185,059
Pre-opening costs	9,499	—	6,592	16,091
Depreciation and amortization	34,201	46,240	2,425	82,866
Property charges and other	234	2,031	239	2,504
Management and royalty fees	27,057	8,131	(35,188)	—
Corporate expense and other	5,988	5,963	13,691	25,642
Stock-based compensation	4,417	664	5,579	10,660
Equity in income from unconsolidated affiliates	—	48	149	197
Adjusted Property EBITDA(1)	$212,342	$110,677	$—	$323,019

	Three Months Ended March 31, 2014
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$284,930	$51,514	$40,387	$376,831
Pre-opening costs	3,073	—	—	3,073
Depreciation and amortization	31,159	43,990	1,510	76,659
Property charges and other	10,180	(246)	—	9,934
Management and royalty fees	44,755	5,719	(50,474)	—
Corporate expense and other	8,921	8,191	6,778	23,890
Stock-based compensation	1,310	1,026	1,585	3,921
Equity in income from unconsolidated affiliates	—	94	214	308
Adjusted Property EBITDA(1)	$384,328	$110,288	$—	$494,616

			Three Months Ended March 31,
			2015	2014
Adjusted Property EBITDA(1)			$323,019	$494,616
Pre-opening costs			(16,091)	(3,073)
Depreciation and amortization			(82,866)	(76,659)
Property charges and other			(2,504)	(9,934)
Corporate expenses and other			(25,642)	(23,890)
Stock-based compensation			(10,660)	(3,921)
Interest income			1,692	4,753
Interest expense, net of amounts capitalized			(77,983)	(75,256)
(Decrease) increase in swap fair value			(4,609)	842
Loss on extinguishment of debt			(116,194)	(1,529)
Other			1,133	(297)
Provision for income taxes			(3,197)	(2,609)
Net income (loss)			(13,902)	303,043
Less: net income attributable to noncontrolling interests			(30,699)	(76,147)
Net income (loss) attributable to Wynn Resorts, Limited			$(44,601)	$226,896

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended March 31,
	2015	2014
Room statistics for Macau operations:
Occupancy	97.5%	98.1%
Average daily rate (ADR)(a)	$331	$338
Revenue per available room (REVPAR)(b)	$323	$331
Other information for Macau operations:
Table games win per unit per day(c)	$18,105	$29,457
Slot machine win per unit per day(d)	$818	$917
Average number of table games	466	492
Average number of slot machines	649	842
Room statistics for Las Vegas operations:
Occupancy	83.0%	87.8%
Average daily rate (ADR)(a)	$283	$275
Revenue per available room (REVPAR)(b)	$235	$241
Other information for Las Vegas operations:
Table games win per unit per day(c)	$6,351	$6,419
Table games win %	23.7%	20.7%
Slot machine win per unit per day(d)	$290	$271
Average number of table games	237	231
Average number of slot machines	1,854	1,866

(a)
ADR is average daily rate and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.

(b)	REVPAR is revenue per available room and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms available.

(c)	Table games win per unit per day is shown before discounts and commissions, as applicable.

(d)	Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Mark Strawn
702-770-7555
investorrelations@wynnresorts.com